Execution Version

SHAREHOLDER AGREEMENT

by and between

BIOTIME, INC.

and

JUVENESCENCE LIMITED

Dated: August 30, 2018

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Table of Contents

(continued)

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SHAREHOLDER AGREEMENT

This Shareholder Agreement, dated as of August 30, 2018 (this “Agreement”), is by and between Biotime, Inc., a Delaware corporation (“BioTime”), and Juvenescence Limited, a British Virgin Islands company (“Juvenescence”). BioTime and Juvenescence are referred to hereinafter each as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, pursuant to that certain Stock Purchase Agreement, dated as of August30, 2018 (the “Purchase Agreement”), between BioTime, Juvenescence and AgeX Therapeutics, Inc. (“AgeX” or the “Company”), BioTime sold 14,400,000 shares of AgeX common stock, par value $0.0001 (the “Common Stock,” and such shares sold, the “AgeX Transaction Shares,” and such transaction, the “AgeX Transaction”) to Juvenescence; and

Whereas, the Parties are entering into this Agreement to set forth certain arrangements of the Parties among themselves as shareholders of AgeX following the AgeX Transaction.

Now, Therefore, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, the Parties agree as follows:

1. Voting Provisions Regarding the Board.

1.1 Size of the Board. Each Party agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Party, or over which such Party has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the board of directors of AgeX (the “Board”) shall be set and remain at (i) six directors prior to a BioTime Distribution (as defined below), or (ii) seven directors following a BioTime Distribution. For purposes of this Agreement, the term “Shares” shall mean and include any securities of AgeX that the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and any shares of preferred stock, by whatever name called, now owned or subsequently acquired by a Party, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise. The term “BioTime Distribution” shall mean any distribution, by dividend, rights offering or otherwise, of Shares to the holders of the common stock of BioTime, including without limitation the distribution contemplated by that certain Registration Statement on Form 10 filed by AgeX on June 8, 2018 with the Securities and Exchange Commission, as subsequently amended, or any similar transaction, or any other disposition of Shares by BioTime that reduces BioTime’s beneficial ownership of the Common Stock of AgeX thereafter (as calculated under Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.2 Board Composition. Each Party agrees to vote, or cause to be voted, all Shares owned by such Party, or over which such Party has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a) Two individuals designated from time to time by BioTime (collectively, the “BioTime Directors”), for so long as this Agreement shall remain in effect, which individuals shall initially be Michael West, CEO of AgeX and an individual that is reasonably acceptable to both parties;

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(b) Two individuals designated from time to time by Juvenescence (the “Juvenescence Directors”), for so long as this Agreement shall remain in effect, one of which shall initially be Greg Bailey;

(c) Two individuals not otherwise an Affiliate of BioTime, Juvenescence or AgeX (the “Independent Directors”) who are (i) independent, (ii) mutually agreed to and designated from time to time by BioTime and Juvenescence for so long as this Agreement shall remain in effect, and (iii) mutually acceptable to the other members of the Board, including the BioTime Directors; and

(d) Following the earlier of a BioTime Distribution or the payment of the Delayed Cash Consideration (as defined in the Purchase Agreement), one additional individual designated from time to time by Juvenescence (the “Juvenescence Additional Director”), for so long as this Agreement shall remain in effect.

With respect to clauses (a) through (b) above, the Parties agree that the Chairman of AgeX and the Chief Executive Officer of Juvenescence, as representatives of the Parties, shall confer in good faith as to the designation of the initial BioTime Directors and the second Juvenescence Director. To the extent that any of clauses (a) through (d) above shall not be applicable, any position on the Board which would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of AgeX entitled to vote thereon or otherwise appointed by the directors remaining in office, in each case in accordance with, and pursuant to, AgeX’s Certificate of Incorporation and Bylaws.

For purposes of this Agreement, an individual, shareholder, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

1.3 Failure to Designate a Board Member. In the absence of any designation from the Party with the right to designate a director as specified above, the director previously designated by such Party and then serving shall be reelected if still eligible and willing to serve as provided herein and otherwise, such Board seat shall remain vacant.

1.4 Removal of Board Members. Each Party also agrees to vote, or cause to be voted, all Shares owned by such Party, or over which such Party has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Party entitled under Section 1.2 to designate that director; or (ii) the Party originally entitled to designate or approve such director pursuant to Section 1.2 is no longer so entitled to designate or approve such director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

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(c) upon the request of any Party entitled to designate a director as provided in Section 1.2(a), 1.2(b) or 1.2(d) to remove such director, such director shall be removed.

The Parties agree to execute any written consents required to perform the obligations of this Section 1, and the Parties agree at the request of any Party entitled to designate directors to cause AgeX to call a special meeting of stockholders for the purpose of electing directors, to the extent necessary and permitted under AgeX’s Certificate of Incorporation and Bylaws.

1.5 No Liability for Election of Recommended Directors. No Party, nor any Affiliate of any Party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of AgeX, nor shall any Party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6 No “Bad Actor” Designees. Each Party represents and warrants that, to such Party’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Party’s initial designees named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Party covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Party’s knowledge, is a Disqualified Designee and (B) that in the event such Party becomes aware that any individual previously designated by any such Party is or has become a Disqualified Designee, such Party shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

2. Protective Provisions, Information Rights, Etc.

2.1 BioTime Specific Protective Provision. At any time during the 24 month period following the date of this Agreement, Juvenescence shall not cause AgeX to issue or obligate itself to issue shares of any class or series of capital stock other than Exempted Securities (as defined below) at a price per share of less than $3.20, without the written consent or affirmative vote of BioTime, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect. For purposes of this Section 2.1, “Exempted Securities” shall mean:

(a) shares of Common Stock, Options (as defined below) or Convertible Securities (as defined below) issued as a dividend or distribution on AgeX’s capital stock;

(b) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;

(c) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, AgeX or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, including the BioTime Directors; or

(d) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities outstanding as of the date of this Agreement, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

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For purposes of this Section 2.1, “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities. For purposes of this Section 2.1, “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

2.2 Delivery of Financial Information. Juvenescence shall not restrict, prohibit or impede the obligations of the Company to deliver to BioTime such financial information as BioTime may be entitled to receive from the Company under the Facilities Agreement (as defined in the Purchase Agreement) or otherwise.

2.3 Inspection. Juvenescence shall use its commercially reasonable efforts to cause AgeX to permit BioTime to visit and inspect AgeX’s properties; examine AgeX’s books of account and records; and discuss AgeX’s affairs, finances, and accounts with its officers, during normal business hours of AgeX as may be reasonably requested by BioTime; provided, however, that Juvenescence shall not be obligated pursuant to this Section 2.3 to cause AgeX to provide access to any information the disclosure of which would adversely affect the attorney-client privilege between AgeX and its counsel, or based on the advice of its counsel, disclosure to BioTime would result in a conflict of interest to the material detriment of AgeX.

2.4 Non-Disclosure. To the extent any information provided in accordance with the provisions of Section 2.2 or Section 2.3 hereof has not otherwise been disclosed by AgeX, the provision of such information may be made subject to a non-disclosure agreement mutually acceptable to AgeX and BioTime.

3. Drag-Along Right.

3.1 Definitions. A “Sale of AgeX” shall mean a transaction or series of related transactions in which a Person, or a group of related Persons, acquires more than 51% of the outstanding voting power of AgeX, through stock purchase, tender offer, merger consolidation or similar transaction, or acquires all or substantially all of the assets of AgeX.

3.2 Actions to be Taken. In the event that (i) Juvenescence or its Affiliates, and (ii) the Board, including the BioTime Directors approve a Sale of AgeX in writing, specifying that this Section 3 shall apply to such transaction, then, subject to satisfaction of each of the conditions set forth in Section 3.3, each Party agrees:

(a) if such transaction requires stockholder approval, with respect to all Shares that such Party owns or over which such Party otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of AgeX (together with any related amendment or restatement to AgeX’s Certificate of Incorporation required to implement such Sale of AgeX) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of AgeX to consummate such Sale of AgeX;

(b) to sell the same proportion of shares of capital stock of AgeX beneficially held by such Party as is proportionately being sold from the AgeX Transaction Shares, and, except as permitted in Section 3.3, on the same terms and conditions as the AgeX Transaction Shares are being sold;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of AgeX as shall reasonably be requested by AgeX or Juvenescence or its Affiliates in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

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(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of AgeX owned by such Party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of AgeX;

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of AgeX;

(f) if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Party would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (ii) the provision to any Party of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, AgeX may cause to be paid to any such Party in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Party, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Party would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g) in the event that, in connection with such Sale of AgeX, a stockholder representative (the “Stockholder Representative”) is appointed with respect to matters affecting the Parties under the applicable definitive transaction agreements following consummation of such Sale of AgeX, (i) to consent to (A) the appointment of such Stockholder Representative, (B) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (C) the payment of such Party’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of AgeX and its related service as the representative of the Parties, and (ii) not to assert any claim or commence any suit against the Stockholder Representative or the other Party with respect to any action or inaction taken or failed to be taken by the Stockholder Representative, within the scope of the Stockholder Representative’s authority, in connection with its service as the Stockholder Representative, absent fraud, bad faith, gross negligence or willful misconduct.

3.3 Conditions. Notwithstanding anything to the contrary set forth herein, a Party will not be required to comply with Section 3.2 in connection with any proposed Sale of AgeX (the “Proposed Sale of AgeX”), unless:

(a) any representations and warranties to be made by such Party in connection with the Proposed Sale of AgeX are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Party holds all right, title and interest in and to the Shares such Party purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Party in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Party have been duly executed by the Party and delivered to the acquirer and are enforceable (subject to customary limitations) against the Party in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Party in connection with the transaction, nor the performance of the Party’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Party is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Party;

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(b) such Party is not required to agree to any restrictive covenant in connection with the Proposed Sale of AgeX (including without limitation any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale of AgeX);

(c) such Party and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with AgeX, the acquirer or their respective Affiliates, except that the Party may be required to agree to terminate the investment-related documents between or among the Parties or AgeX;

(d) the Party is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Proposed Sale of AgeX, other than AgeX;

(e) liability shall be limited to such Party’s applicable share (determined based on the respective proceeds payable to each Party in connection with such Proposed Sale of AgeX in accordance with the provisions of AgeX’s Certificate of Incorporation) of a negotiated aggregate indemnification amount that applies equally to all Parties, but that in no event exceeds the amount of consideration otherwise payable to such Party in connection with such Proposed Sale of AgeX, except with respect to claims related to fraud by such Party, the liability for which need not be limited as to such Party; and

(f) except as contemplated by Section 3.2(f), upon the consummation of the Proposed Sale of AgeX each holder of each class or series of the capital stock of AgeX will receive the same form of consideration and the same amount of consideration per share for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if AgeX proposes to offer or sell any New Securities (as defined below), Juvenescence shall use commercially reasonable efforts to cause AgeX to first offer to sell a pro rata share of such New Securities to each Party. Each Party shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate among itself and its Affiliates. “New Securities” means, collectively, equity securities of AgeX, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities other than (a) securities issued pursuant to the AgeX Therapeutics, Inc. 2017 Equity Incentive Plan or any other equity or other employee incentive plan approved by the stockholders of AgeX, (b) distributions (whether in the form of stock dividends, recapitalizations or stock splits so long as such distribution is proportionate with respect to all shareholders eligible to receive such distribution), (c) securities issued as consideration in a merger or acquisition, asset acquisition or joint venture or other strategic relationship, in each case on an arms’ length basis with a party otherwise unaffiliated with AgeX, or (d) securities issued in a firm commitment underwritten offering registered under the Securities Act of 1933, as amended.

(a) Juvenescence shall cause AgeX to give notice (the “Offer Notice”) to each Party, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

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(b) By notification to AgeX within 20 days after the Offer Notice is given, each Party may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals such Party’s proportion of the Common Stock then outstanding (giving effect to all shares of Common Stock issuable (directly or indirectly) upon conversion and/or exercise of any securities of AgeX then held by the Parties). At the expiration of such 20 day period, Juvenescence shall cause AgeX to promptly notify each Party that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of the other Party’s failure to do likewise, if applicable. During the 10 day period commencing after AgeX has given such notice, each Fully Exercising Investor may, by giving notice to AgeX, elect to purchase or acquire, in addition to the number of shares specified above, up to the remaining unsubscribed New Securities. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of 90 days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), AgeX may, during the 90 day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If AgeX does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Parties in accordance with this Section 4.1.

5. Right of First Refusal.

5.1 Grant. Except in connection with a Sale of AgeX, each Party is entitled to a Right of First Refusal to purchase all or any portion of any Shares that any Party or its Affiliates proposes to sell, at the same price and on the same terms and conditions as those offered in the proposed sale of Shares (the “Proposed Sale of Shares”).

5.2 Notice. The Party proposing to make a Proposed Sale of Shares must deliver a written notice (the “Proposed Sale Notice”) to the other Party 20 days prior to the consummation of such Proposed Sale of Shares. Such Proposed Sale Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Sale of Shares, the identity of the proposed purchaser and the intended date of the Proposed Sale of Shares. To exercise its Right of First Refusal under this Section 5, the Party must deliver a Notice to the selling Party and AgeX within 15 days after delivery of the Proposed Sale Notice specifying the number of Shares be purchased by the Party.

5.3 Consideration; Closing. If the consideration proposed to be paid for the Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board, including the BioTime Directors, and as set forth in the Notice. If a Party cannot for any reason pay for the Shares in the same form of non-cash consideration, such Party may pay the cash value equivalent thereof, as determined in good faith by the Board, including the BioTime Directors and as set forth in the Notice. The closing of the purchase of the Shares shall take place, and all payments from the Party purchasing the Shares shall have been delivered to the selling Party, by the later of (a) the date specified in the Proposed Sale Notice as the intended date of the Proposed Sale of Shares; and (b) 45 days after delivery of the Proposed Sale Notice.

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6. Right of Co-Sale.

6.1 Exercise of Right. If at least 35% of the Shares then held by Juvenescence are subject to a Proposed Sale of Shares and are not purchased pursuant to Section 5 and thereafter are to be sold, BioTime may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Sale of Shares as set forth in Section 6.2 on the same terms and conditions specified in the Proposed Sale Notice. BioTime must give Juvenescence and AgeX written notice to that effect within 15 days of the Proposed Sale Notice described above, and upon giving such notice BioTime shall be deemed to have effectively exercised its Right of Co-Sale.

6.2 Shares Includable. BioTime may include in the Proposed Sale of Shares any Shares held by BioTime equal to the product obtained by multiplying (a) the aggregate number of Shares subject to the Proposed Sale of Shares by (b) a fraction, the numerator of which is the number Shares owned by BioTime immediately before consummation of the Proposed Sale of Shares and the denominator of which is the total number of Shares owned, in the aggregate, by the Parties immediately prior to the consummation of the Proposed Sale of Shares, including the number of Shares held by Juvenescence.

6.3 Purchase and Sale Agreement. The Parties agree that the terms and conditions of any Proposed Sale of Shares in accordance with Section 6 will be memorialized in, and governed by, a written purchase and sale agreement with the prospective transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Parties further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 6.3.

6.4 Purchase by Juvenescence; Deliveries. Notwithstanding Section 6.3, if any prospective transferee or transferees refuse(s) to purchase securities subject to the Right of Co-Sale from BioTime or upon the failure to negotiate in good faith a Purchase and Sale Agreement satisfactory to BioTime, Juvenescence may not sell any Shares to such prospective transferee or transferees unless and until, simultaneously with such sale, Juvenescence purchases all securities subject to the Right of Co-Sale from BioTime on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Sale Notice and as provided in Section 6.2. In connection with such purchase by Juvenescence, BioTime shall deliver to Juvenescence any stock certificate or certificates, properly endorsed for transfer, representing the Shares being purchased by Juvenescence (or request that AgeX effect such transfer in the name of Juvenescence). Any such Shares transferred to Juvenescence will be transferred to the prospective transferee against payment therefor in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Proposed Sale Notice, and Juvenescence shall concurrently therewith remit or direct payment to BioTime the portion of the aggregate consideration to which BioTime is entitled by reason of its participation in such sale as provided in this Section 6.4.

6.5 Additional Compliance. If any Proposed Sale of Shares is not consummated within 45 days after receipt of the Proposed Sale Notice, the Party proposing the Proposed Sale of Shares may not sell any Shares unless it first complies in full with each provision of Section 6. The exercise or election not to exercise any right by BioTime shall not adversely affect its right to participate in any other sales of Shares subject to this Section 6.5.

7. Effect of Failure to Comply.

7.1 Equitable Relief. Each Party acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other Party for which monetary damages alone could not adequately compensate. Therefore, the Parties unconditionally and irrevocably agree that any non-breaching party shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Shares not made in strict compliance with this Agreement).

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7.2 Violation of First Refusal Right. If any Party becomes obligated to sell any Shares to the other Party under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, such Party may, at its option, in addition to all other remedies it may have, send to such Party the purchase price for such Shares as is herein specified and transfer to the name of such Party (or request that AgeX effect such transfer in the name of such Party) on AgeX’s books any certificates, instruments, or book entry representing the Shares to be sold.

7.3 Violation of Co-Sale Right. If Juvenescence purports to sell any Shares in contravention of the Right of Co-Sale (a “Prohibited Transfer”) and BioTime desires to exercise its Right of Co-Sale under Section 6, it may, in addition to such remedies as may be available by law, in equity or hereunder, require Juvenescence to purchase from it the type and number of Shares that BioTime would have been entitled to sell to the prospective transferee had the Prohibited Transfer been effected in compliance with the terms of Section 6. The sale will be made on the same terms and subject to the same conditions as would have applied had Juvenescence not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within 90 days after BioTime learns of the Prohibited Transfer. Juvenescence shall also reimburse BioTime for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of BioTime’s rights under Section 6.

8. Distributions. The Parties agree that BioTime has the right to effectuate one or more BioTime Distributions. Following any BioTime Distribution to Asterias Biotherapeutics, Inc. or OncoCyte Corporation (the “BioTime Subsidiaries”), subject to the BioTime Subsidiaries entering into a joinder with respect to the obligations and benefits of the Agreement, BioTime shall continue to exercise the rights granted to BioTime hereunder on behalf of the BioTime Subsidiaries.

9. Legend. Each certificate, instrument, or book entry representing Shares held by any Party or issued in any permitted BioTime Distribution shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDER AGREEMENT BY AND AMONG CERTAIN HOLDERS OF STOCK OF AGEX. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF AGEX.

Neither party shall object if AgeX instructs its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 9 above to enforce the provisions of this Agreement, and Juvenescence agrees to use commercially reasonable efforts to cause AgeX to promptly do so. Each Party shall use commercially reasonable efforts to cause AgeX to remove such legend upon termination of this Agreement at the request of the holder.

10. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and, other than with respect to Section 11, shall terminate at such time as either Party is the beneficial owner of less than 15% of the outstanding Common Stock of AgeX.

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11. Miscellaneous.

11.1 Successors and Assigns. Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, in whole or in part (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other Party. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.2 Governing Law. This Agreement shall be governed by the internal law of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

11.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.5):

If to BioTime, addressed to it at:

BioTime, Inc.

1010 Atlantic Avenue, #102

Alameda, California

Email: legal@biotimeinc.com

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover

Palo Alto, California 94304

Email: gsato@cooley.com

Attention: Glen Sato

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If to Juvenescence, addressed to it at:

Juvenescence Limited

4th Floor, Viking House

Nelson Street, Douglas

Isle of Man, IM1 2AH

Email: greg@juvenescence.com

Attention: Greg Bailey, M.D.

With a copy (which shall not constitute notice) to:

Locke Lord LLP

2800 Financial Plaza

Providence, Rhode Island 02903

Email: douglas.gray@lockelord.com

Attention: Douglas Gray

11.6 Entire Agreement; Amendment. This Agreement (including any schedules or exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding the foregoing, any provision hereof may be waived by the waiving Party on such Party’s own behalf, without the consent of the other Party.

11.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of the other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.8 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

11.9 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares or other voting securities of AgeX hereafter to any of the Parties (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares or other voting securities shall become subject to this Agreement as Shares and shall be notated with the legend set forth in Section 9.

11.10 Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of the other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to carry out the intent of the Parties hereunder.

11.

11.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the United States District Court for the Northern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

11.12 Aggregation of Stock. All Shares held or acquired by a Party and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate; provided, that for purposes of this Section 11.12, the Affiliates of BioTime shall be deemed to refer only to the BioTime Subsidiaries.

[Signature Pages Follow]

12.

In Witness Whereof, the Parties have executed this Shareholder Agreement as of the date first written above.

BioTime, Inc.

By:	/s/ Aditya P. Mohanty

Name:	Aditya P. Mohanty

Title:	Co-CEO

Signature Page to Shareholder Agreement

IN WITNESS WHEREOF, the Parties have executed this Shareholder Agreement as of the date first written above.

Juvenescence Limited

By:	/s/ Gregory Bailey

Name:	Gregory Bailey

Title:	CEO

Signature Page to Shareholder Agreement